Exhibit 99.1

321 SOUTH BOSTON, SUITE 1000; TULSA OKLAHOMA 74103

MIDSTATES PETROLEUM

FOURTH QUARTER AND FULL YEAR 2015 OPERATIONAL UPDATE

TULSA — March 24, 2016 — Midstates Petroleum Company, Inc. (“Midstates” or the “Company”) (OTC PINK: MPOY) today provided an operational update for fourth quarter and full year of 2015.  The Company is in the process of finalizing the 2015 Annual Report on Form 10-K and anticipates filing with the SEC by March 30, 2016.

The Company will not be hosting an earnings conference call in connection with its fourth quarter and full-year 2015 results.

Operational Update

During the fourth quarter of 2015, total Company production averaged 30,890 barrels of oil equivalent (Boe) per day of which approximately 37% was oil, 22% was natural gas liquids (“NGLs”) and the balance was natural gas.  Midstates currently estimates operating capital expenditures were in the range of $53 million to $55 million for the fourth quarter 2015 and in the range of $282 million to $284 million for the full year. Additionally, the Company anticipates adjusted EBITDA (before debt restructuring costs and advisory fees) for fourth quarter 2015 was in the range of $70 million to $72 million and $350 million to $352 million for the year.

Mississippian Lime Update

Production from the Mississippian Lime properties averaged 25,222 Boe per day for the fourth quarter of 2015, a decrease of approximately 4% compared to third quarter 2015. Full year 2015 production averaged 26,282 Boe per day, an increase of approximately 22% over the full year 2014.  Through February 2016, the Company had 299 wells on production for more than 30 days with an average peak 30-day production rate of 559 Boe per day.

The Company had three rigs drilling in its Mississippian Lime horizontal well program in Woods and Alfalfa Counties, Oklahoma for the entire quarter.  Midstates spud a total of 19 gross wells, of which seven were producing, 11 were awaiting completion and one was drilling as of December 31, 2015.  The Company brought 17 fracture stimulated horizontal wells online during the fourth quarter.

The Company is currently operating one rig in the Mississippian Lime and plans to continue operating a one rig program in the near term.   The Company’s operating efficiencies continue to reduce well costs and Midstates’ current standard AFE well cost is $2.6 million. With current standard AFE well cost of $2.6 million, Midstates is generating rates of return in excess of 25% at strip pricing as of March 21, 2016.

Anadarko Basin Update

The Company does not currently plan to operate any rigs in the Anadarko Basin area in the near term.  Due to the commodity price environment, Midstates’ focus in the basin in 2015 was on its high-return capital and expense workover program designed to offset some natural production decline and to reduce lease operating costs.  The Company intends to continue a limited workover program during 2016.

Midstates did not spud or bring on line any new wells during the fourth quarter and had no wells awaiting completion on December 31, 2015.  Production for the fourth quarter and full year in the area averaged 5,668 Boe per day and 6,222 Boe per day, respectively.

Production and Pricing

Production during the fourth quarter of 2015 totaled 30,890 Boe per day, down 9% from 33,765 Boe per day in the fourth quarter of 2014 and down 5% when compared to 32,609 Boe per day during the third quarter of 2015.  Fourth quarter 2015 production from the Company’s Mississippian Lime properties contributed roughly 82%, or 25,222 Boe per day, and the Anadarko Basin properties contributed roughly 18%, or 5,668 Boe per day. Mississippian Lime production declined from prior periods due to reduced rig activity. Production in the Anadarko Basin declined from prior periods due to limited capital activity.

The Company had hedges in place on approximately 1.1 million barrels of oil, or 12,000 barrels of oil per day, in the fourth quarter of 2015 at an average price of approximately $71.56 per barrel.  Additionally, Midstates had gas hedges in place on approximately 4.6 million British Thermal Units (“BTUs”), or 50,000 million BTUs per day, in the fourth quarter of 2015 at an average price of approximately $4.13 per million BTUs.  Midstates did not add any new hedges on its production during the fourth quarter of 2015 and is currently unhedged for 2016.

Proved Reserves

Midstates estimated proved reserves for year-end 2015 totaled 73.5 million Boe (“MMBoe”), down 52% from 153.7 MMBoe at year-end 2014. As a result of the uncertainty regarding financing the development of the Company’s proved undeveloped reserves (“PUDs”) within the SEC’s five year window, Midstates reclassified all of its PUDs (approximately 257 locations) scheduled to be drilled after March 31, 2016 to the probable reserve category. The Company’s year-end 2015 reserves consisted of 69.1 MMBoe of proved developed and 4.4 MMBoe of proved undeveloped reserves, which were comprised of 34% oil, 22% NGLs, and 44% natural gas. Geographically, 88% are in the Mississippian (which includes the Mississippian Lime and Hunton properties in Oklahoma) and 12% are in the Anadarko Basin in Oklahoma and Texas.

	Oil (MMBbl)	NGL (MMBbl)	Gas (Bcf)	MMBoe
Balance, December 31, 2014	58.2	32.5	377.8	153.7
Revisions	(30.5)	(15.5)	(178.3)	(75.7)
Extensions	2.2	1.4	17.0	6.4
Discoveries	—	—	—	—
Divestiture of Reserves	(2.9)	(0.8)	(7.8)	(5.0)
Acquisition of Reserves	2.4	1.2	15.1	6.1
Production	(4.8)	(2.5)	(28.4)	(12.0)
Balance, December 31, 2015	24.7	16.2	195.5	73.5
Proved developed reserves, December 31, 2015	23.0	15.4	184.4	69.1
Proved undeveloped reserves, December 31, 2015	1.7	0.9	11.1	4.4

At year-end 2015, Midstates’ proved reserves, as prepared utilizing SEC pricing, had a net present value discounted at 10% (“PV10”) of $513 million.  The Company’s estimated reserves at year-end 2015 were based on the average oil, NGL, and natural gas prices for each month, which were $50.28 per barrel (“Bbl”), $17.44 per Bbl, and $2.59 per million BTUs, compared to $94.99 per Bbl, $39.17 per Bbl, and $4.35 per million BTUs, respectively, for 2014.

The Company currently estimates its year-end 2015 total technical reserve base (“3P”) to be approximately 307.1 MMBoe, consisting of 162.4 MMBoe of proved (including the volumes attributable to the PUDs reclassified to probable reserves for SEC purposes as discussed above), 46.3 MMBoe of probable, and 98.4 MMBoe of possible reserves. At March 21, 2016 strip pricing, proved PV-10 value was approximately $663.9 million (of which approximately 30% related to technically proved undeveloped reserves), probable PV-10 value was approximately $24.0 million, and possible PV-10 value was approximately $97.9 million.  After applying discount rates typical for transactions in the oil and gas industry to the 3P value of its reserves discussed above, and after considering cash on hand and the estimated fair market value of other assets, the Company estimates that its unencumbered assets, which primarily consist of certain fixed assets and proved locations and acreage, represent approximately 1% of this total asset value.

Liquidity

Beginning February 4, 2016, Midstates borrowed approximately $249 million under the Company’s revolving credit facility, which represented the remaining undrawn amount that was available under the credit facility.  As of March 23, 2016, following the funding of this borrowing, the aggregate principal amount of borrowings under the credit facility were approximately $252.0 million, including approximately $2.8 million of outstanding letters of credit, and the Company’s cash balance was approximately $317.4 million.

Forward-Looking Statements

This operational update contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements that are not statements of historical fact, including statements regarding the Company’s strategy, future operations, financial position, estimated revenues and losses, projected costs, resource potential, drilling locations, prospects and plans and objectives of management. Without limiting the generality of the foregoing, these statements are based on certain assumptions made by the Company based on management’s experience, expectations and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Although the Company believes that its plans, intentions and expectations reflected in or suggested by the forward-looking statements made in this operational update are reasonable, the Company gives no assurance that these plans, intentions or expectations will be achieved when anticipated or at all. Moreover, such statements are subject to a number of factors, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. These factors include, but are not limited to variations in the market demand for, and prices of, oil and natural gas; uncertainties about the Company’s estimated quantities of oil and natural gas reserves, resource potential and drilling locations; the adequacy of the Company’s capital resources and liquidity including, but not limited to, access to additional borrowing capacity under its revolving credit facility; costs and difficulties related to the integration of acquired businesses and operations with Midstates’ business and operations; general economic and business conditions; weather-related downtime; failure to realize expected value creation from property acquisitions; uncertainties about the Company’s ability to replace reserves and economically develop its current reserves; risks related to the concentration of the Company’s operations; drilling results; and potential financial losses or earnings reductions from the Company’s commodity derivative positions.

Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.